Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces Agreement for Replacement Facility

BRENTWOOD, Tenn., (March 18, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced it has entered into an agreement with Sterling Acquisition Corp., a wholly-owned subsidiary of Omega Healthcare Investors (“Omega,” together with its subsidiaries), to build and lease a new, 119 bed skilled nursing center in Paris, Texas, replacing an older facility the Company currently leases from Omega.
In November 2007, the Company entered into a short-term, single facility lease with Omega for an existing 102 bed skilled nursing center in Paris, Texas, and undertook an evaluation of the feasibility of entering into an agreement with Omega for the construction of a replacement facility. On March 14, 2008, the Company entered into an amendment to its Master Lease with Omega to provide for the construction and lease of the new facility. Upon the completion of the construction of the replacement facility, the existing building will be closed and the single facility lease terminated.
Under the terms of the lease amendment, Omega will provide funding and the Company will supervise the construction of the facility. No rent will be paid during the construction period. Rent will commence upon completion of the project, but no later than May 2009. Once construction is completed, annual rent will be equal to 10.25% of the total cost of the replacement facility, including direct costs of construction, carrying costs during the construction period, furnishings and equipment, land cost and the value of the related skilled nursing facility license. The total cost of the replacement facility is expected to be approximately $6.8 million. Costs incurred in excess of $7 million, if any, will be borne by the Company. The lease agreement for the new facility will have an initial term of five years with renewal options through 2035.
The replacement facility will be subject to the requirements of the Company’s current master lease, with certain exceptions for capital spending requirements. At the fifth anniversary of the completion of the construction of the replacement facility, the Company may terminate the lease, at its sole option. If the Company elects to continue the lease, annual rentals for this facility will be increased by an amount equal to one half of the amount of the cash flow of the facility, as defined, in excess of 1.2 times the then existing rent, effective as of the start of the sixth year after the completion of the building.
Construction is expected to begin during the second quarter, with completion expected in mid-2009. During the first six to twelve months after opening the replacement building, the Company expects to incur pretax losses of up to $0.6 million while census builds. After occupancy stabilizes, it is expected that the new facility will generate a return on investment of approximately 20%, based on the expected cost of the facility.

FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to integrate the acquired skilled nursing facilities into our business and achieve the anticipated cost savings, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long-term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
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